UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 6, 2017

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305
Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 6, 2017, Qumu Corporation (the “Company”) and its wholly-owned subsidiary, Qumu, Inc., entered into an Amendment No. 2 to Credit Agreement (the “Amendment”) with HCP-FVD, LLC as lender and Hale Capital Partners, LP as administrative agent, which amends that certain Term Loan Credit Agreement dated October 21, 2016 as amended by an Amendment No. 1 to Credit Agreement dated March 31, 2017 (the “Credit Agreement”) among the parties. The Company issued a press release relating to the Amendment on November 6, 2017, which is attached hereto as Exhibit 99.1.

Through the Amendment, the parties agreed to amend the covenants of the Credit Agreement to (a) reduce the minimum core bookings covenant to $8 million for all future periods, (b) decrease the covenant relating to minimum amount of eligible accounts receivable and cash from 118% to 100% of outstanding obligations, (c) reduce the minimum subscription, maintenance and support revenue from $18,000,000 to $15,000,000, and (d) reduce the minimum cash covenant to $1,000,000 at any time after May 7, 2018. The parties also amended one of the exclusions to the definition of “eligible accounts” relating to large accounts receivable and provided that the exclusion is not applicable during any period prior to November 30, 2018. Following November 30, 2018, an account that exceeds 75% of the aggregate amount of all otherwise eligible accounts will be excluded from the definition of “eligible accounts” (but the portion of the accounts not in excess of the foregoing percentage may be deemed an eligible account). Under the Amendment, the Company also agreed to transfer $3,000,000 to a blocked cash account within thirty days and to make a payment of $3,000,000 (which is inclusive of the 10% prepayment fee) on May 7, 2018. In connection with the Amendment, the Company will pay an amendment fee of $100,000 on December 1, 2017. The Company will also update its source code within ten business days.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Amendment No. 2 to Credit Agreement dated November 6, 2017 by and among Qumu Corporation, Qumu, Inc., HCP-FVD, LLC, and Hale Capital Partners, LP.
99.1	Press Release issued by Qumu Corporation on November 6, 2017.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Vern Hanzlik
Vern Hanzlik
President and Chief Executive Officer

Date: November 6, 2017